                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  |X|

Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|      Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               Pico Products, Inc.
              ----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|      No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies: ______________________________________

         (2) Aggregate number of securities to which transaction applies: ______________________________________

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _______________________

         (4)      Proposed maximum aggregate value of transaction:_____________
         (5)      Total fee paid: _____________________________________________

|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:     _________________________________

         (2)      Form, Schedule or Registration Statement No.:  ______________

         (3)      Filing Party:    ____________________________________________

         (4)      Date Filed:     _____________________________________________

                               PICO PRODUCTS, INC.

                            12500 Foothill Boulevard
                       Lakeview Terrace, California 91342




                                                              December 16, 1997

Dear Shareholder:

         The Company's Annual Meeting of Shareholders for the fiscal year ended July 31, 1997 (the "Meeting"), will be held at 10:00 A.M. Pacific Time on Saturday, January 17, 1998, at Pico Products, Inc., 12500 Foothill Boulevard, Lakeview Terrace, California 91342. If you plan to attend the Meeting and need directions, please feel free to telephone the Company at (818) 897-0028. We hope that you will attend.

         The formal Notice of Annual Meeting of Shareholders and the Proxy Statement for the Meeting are on the following pages.

         Please note that the Board of Directors of the Company recommends a vote "FOR" the election of four directors to serve until the Annual Meeting of Shareholders for the fiscal year ending July 31, 1998 and "FOR" the ratification of the appointment of Deloitte & Touche LLP as independent public accountants of the Company.

         In order to assure that a quorum is present at the Meeting, you are urged to sign and mail the enclosed proxy card at once even though you may plan to attend in person. You may revoke the proxy granted in the proxy card at any time prior to its being voted by filing with the Secretary of the Company either an instrument of revocation or a duly executed proxy card bearing a later date. If you attend the Meeting, you may elect to revoke the proxy and vote your shares in person.

         The prompt return of your proxy card will help us avoid the expense of further requests for proxies.

         For your convenience in returning your proxy card, we enclose a return envelope which requires no postage.


                                                     Very truly yours,


                                                     /s/ Charles G. Emley, Jr.
                                                     --------------------------
                                                     Charles G. Emley, Jr.
                                                     Chairman and Chief
                                                     Executive Officer

                               PICO PRODUCTS, INC.

                            12500 Foothill Boulevard
                       Lakeview Terrace, California 91342

          ------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held January
                           17, 1998
          ------------------------------------------------------------

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Pico Products, Inc. (the "Company") for the fiscal year ended July 31, 1997, will be held at Pico Products, Inc., 12500 Foothill Boulevard, Lakeview Terrace, California 91342, on Saturday, January 17, 1998, at 10:00 A.M. Pacific Time, for the following purposes:

                  1. To elect the members of the Board of Directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

                  2. To consider and act upon a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the independent public accountants for the Company for the fiscal year ending July 31, 1998.

                  3. To consider and transact such other business as may properly be brought before the Meeting or any adjournment thereof.

         Only shareholders of record at the close of business on December 10, 1997, will be entitled to vote at the Meeting.


                                        By Order of the Board of Directors,

                                        /s/ Spencer W. Franck, Jr.
                                        -----------------------------------
                                        Spencer W. Franck, Jr.
                                        Secretary

Lakeview Terrace, California
December 16, 1997


--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

   Whether or not you plan to attend the Meeting, please complete, date, sign and mail your proxy card promptly in the enclosed postage paid envelope.

--------------------------------------------------------------------------------

                               PICO PRODUCTS, INC.

                            12500 Foothill Boulevard
                       Lakeview Terrace, California 91342

                        ---------------------------------

                                 PROXY STATEMENT
                        ---------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                January 17, 1998

         This Proxy Statement and the enclosed form of proxy card are intended to be sent or given to shareholders of Pico Products, Inc. (the "Company") on or about December 16, 1997, in connection with the solicitation of proxies by the management of the Company ("Management") on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders for the fiscal year ended July 31, 1997 (the "Meeting"), which will be held on Saturday, January 17, 1998, at 10:00 A.M. Pacific Time, at Pico Products, Inc., 12500 Foothill Boulevard, Lakeview Terrace, California 91342.

         If the enclosed proxy card is properly signed and returned, the shares represented by the proxy card will be voted and, if the shareholder indicates a voting choice in the proxy card, the shares will be voted in accordance with the choice. If the proxy card is signed but no specification is made, the shares represented by the proxy card will be voted "FOR" the election of the nominees for director listed below and "FOR" the ratification of the appointment of Deloitte & Touche LLP as the independent public accountants for the Company for the fiscal year ending July 31, 1998. Management knows of no business that will be presented at the Meeting other than that which is set forth in this Proxy Statement. If any other matter properly comes before the Meeting, the proxy holders will vote the shares represented by the proxy cards in accordance with their best judgment, subject to contrary shareholder instructions on any specific proxy.

         Any proxy granted in a proxy card may be revoked by the shareholder giving it, at any time prior to its being voted, by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy card bearing a later date. Any proxy granted in a proxy card may also be revoked by the shareholder's attendance at the Meeting and election, by filing an instrument of revocation, to vote in person.


                        RECORD DATE AND VOTING SECURITIES

         The Board of Directors has fixed the close of business on December 10, 1997, as the record date (the "Record Date") for the determination of the shareholders of the Company entitled to notice of, and to vote at, the Meeting. At that date, there were 4,185,913 shares of the Company's common stock, $0.01 par value (the "Common Stock"). The shareholders of record on the Record Date will be entitled to one vote per share of Common Stock on each matter submitted to the shareholders at the Meeting. No other voting securities of the Company are outstanding. The presence at the Meeting, in person or by proxy, of the holders of a majority of the Common Stock entitled to vote shall constitute a quorum for the transaction of business at the Meeting. Assuming a quorum is present, the affirmative vote of (i) a plurality of the votes cast at the Meeting will be required for the election of directors, and (ii) a majority of the votes cast at the Meeting will be required for the ratification of the appointment of Deloitte & Touche LLP as the independent public accountants for the fiscal year ending July 31, 1998, as well as for approval of such other matters as may properly come before the Meeting or any adjournment of the Meeting.

         Neither abstentions nor broker non-votes will have any effect on the outcome of the votes for the election of directors and the ratification of the Company's independent public accountants. In the event a broker that is a record holder of Common Stock does not return a signed proxy, the Common Stock represented by such proxy will not be considered present at the Meeting and, therefore, will not be counted towards a quorum.

         The following table sets forth, as of November 15, 1997, the number and percentage of shares of the Company's Common Stock (the Company's only outstanding class of capital stock) which, according to information supplied to the Company, are beneficially owned by: (i) each person who is the beneficial owner of more than 5% of the Common Stock; (ii) each of the directors and the nominees for directorship of the Company individually; (iii) the chief executive officer of the Company; (iv) each of the named executive officers (as that phrase is defined in the section of this Proxy Statement entitled "Executive Compensation"); and (v) all current directors and executive officers of the Company as a group. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all Common Stock shown as beneficially owned by them.

                                                   Shares of
                                                  Common Stock
                                               Beneficially Owned                      Percent of
                                                      as of                               Class
Name and Address                                November 15, 1997                     (Approx.)(1)
------------------------------------------------------------------------------------------------------


Charles G. Emley, Jr. (2)                            97,916                               2.3%
817 S. Madison Avenue
Pasadena, California 91106

David A. Heenan (3)                                   2,000                                 *
c/o The Estate of James Campbell
900 Fort Street Mall,  Suite 1450
Honolulu, Hawaii 96813

E.B. Leisenring, Jr. (4)                             49,479                               1.2%
One Tower Bridge, Suite 501
West Conshohocken, Pennsylvania 19428

Pierson G. Mapes (5)                                235,056                              5.4%
8 Sterlington Road
Pierson Lakes
Sloatsburg, New York 10974

William W. Mauritz (6)                               24,440                                 *
William W. Mauritz & Assoc.
386 Park Avenue South
New York, NY 10016

Robert G. Cunningham (7)                              8,333                                 *
c/o Pico Products, Inc.
12500 Foothill Boulevard
Lakeview Terrace, California 91342

Robert J. Greiner, Jr. (8)                          144,233                              3.4%
c/o Pico Products, Inc.
6315 Fly Road
East Syracuse, New York 13057



                                                   Shares of
                                                  Common Stock
                                               Beneficially Owned                      Percent of
                                                      as of                               Class
Name and Address                                November 15, 1997                     (Approx.)(1)
---------------------------------------------------------------------------------------------------


Norman F. Reinhardt (9)                              19,416                                 *
c/o Pico Products, Inc.
12500 Foothill Boulevard
Lakeview Terrace, California 91342

Everett T. Keech (10)                               303,100                               7.0%
One Tower Bridge, Suite 501
West Conshohocken, Pennsylvania 19428

Allied Capital Corporation (11)                   1,954,754                              33.6%
One Maritime Plaza, Suite 1750
San Francisco, CA  94111

The Sinkler Corporation (12)                        335,063                               7.5%
c/o Montgomery, McCracken
  Walker & Rhoads, LLP
Fidelity Building
123 South Broad Street
Philadelphia, PA  19109-1029

All directors and executive officers                580,873                              12.7%
as a group.  (8 individuals)

----------------------

*        Denotes less than one percent of class.

(1) The percent of class for any person or group who, as of November 15, 1997, beneficially owned any shares pursuant to options, warrants or other rights to purchase shares of the Company's Common Stock ("Rights") which are exercisable within 60 days of November 15, 1997, is calculated assuming all such Rights have been exercised in full and adding the number of shares subject to such Rights to the total number of shares issued and outstanding on November 15, 1997.

(2) Includes options for 5,000 shares of Common Stock granted by the Board of Directors; such options were not granted pursuant to or under any of the Company's option plans and are, therefore, non-qualified. Also, includes options for 4,000 shares of Common Stock granted under the 1992 Incentive Stock Plan. Mr. Emley had the right to acquire beneficial ownership of the shares underlying these options within 60 days of November 15, 1997. Also includes currently exercisable warrants for 65,916 shares of Common Stock.

(3) Includes options for 2,000 shares of Common Stock granted under the 1992 Incentive Stock Plan. Mr. Heenan had the right to acquire beneficial ownership of the shares underlying these options within 60 days of November 15, 1997. Does not include 1,300 shares of Common Stock owned by Mr. Heenan's wife. Mr. Heenan disclaims beneficial ownership of such 1,300 shares of Common Stock.

(4) Includes options for 4,000 shares of Common Stock granted under the 1992 Incentive Stock Plan. Mr. Leisenring had the right to acquire beneficial ownership of the shares underlying these options within 60 days of November 15, 1997. Also includes 4,000 shares of Common Stock and currently exercisable warrants for 16,479 shares of Common Stock which Mr. Leisenring holds in a self directed profit sharing plan. Does not include 11,000 shares of Common Stock owned by a trust of which Mr. Leisenring's spouse is the sole beneficiary. Mr. Leisenring disclaims beneficial ownership of such 11,000 shares of Common Stock.

(5) Includes options for 667 shares of Common Stock granted under the 1992 Incentive Stock Plan. Mr. Mapes had the right to acquire beneficial ownership of the shares underlying these options within 60 days of November 15, 1997. Also includes 45,000 shares of Common Stock and currently exercisable warrants for 185,389 shares of Common Stock which Mr. Mapes holds in an Individual Retirement Account.

(6) Includes options for 9,000 shares of Common Stock granted under the 1992 Incentive Stock Plan. Mr. Mauritz had the right to acquire beneficial ownership of the shares underlying these options within 60 days of November 15, 1997. Also includes currently exercisable warrants for 8,240 shares of Common Stock.

(7) Includes options for 3,333 shares of Common Stock granted under the 1992 Incentive Stock Plan and options for 5,000 shares of Common Stock granted under the 1996 Incentive Stock Plan. Mr. Cunningham had the right to acquire beneficial ownership of the shares underlying these options within 60 days of November 15, 1997.

(8) Includes options for 5,000 shares of Common Stock granted under the 1981 Non-Qualified Stock Plan, options for 5,000 shares of Common Stock granted under the 1992 Incentive Stock Plan, and options for 3,333 shares of Common Stock granted under the 1996 Incentive Stock Plan. Mr. Greiner had the right to acquire beneficial ownership of the shares underlying the foregoing options within 60 days of November 15, 1997. Also includes 30,000 shares of Common Stock subscribed for by Mr. Greiner by delivery of a note payable to the Company as payment of the exercise price due upon exercise of certain stock options. Such shares remain unissued and Mr. Greiner is not entitled to exercise the rights of a shareholder with respect to such shares (including, but not limited to, the right to vote or the right to receive dividends) until payment in full of the note.

(9) Includes options for 9,416 shares of Common Stock granted under the 1981 Non-Qualified Stock Option Plan, options for 1,667 shares of Common Stock granted under the 1992 Incentive Stock Plan, and options for 8,333 shares of Common Stock granted under the 1996 Incentive Stock Plan. Mr. Reinhardt had the right to acquire beneficial ownership of the shares underlying these options within 60 days of November 15, 1997.

(10) Includes options for 50,000 shares of Common Stock granted under the 1992 Incentive Stock Plan. Mr. Keech had the right to acquire beneficial ownership of the shares underlying these options within 60 days of November 15, 1997. Also includes 125,000 shares of Common Stock subscribed for by Mr. Keech by delivery of a note payable to the Company as payment of the exercise price due upon exercise of certain stock options. Such shares remain unissued and Mr. Keech is not entitled to the full rights of a shareholder with respect to such shares (including, but not limited to, the right to vote or the right to receive dividends) until payment in full of the note. Also includes 100 shares of Common Stock held by Mr. Keech as custodian for his minor child under the Uniform Gifts to Minors Act.

(11) Includes currently exercisable warrants for 259,019, 125,106, 685,452 and 570,177 shares of Common Stock issued to Allied Capital Corporation, Allied Capital Corporation (II), Allied Investment Corporation and Allied Investment Corporation (II), respectively.

(12) Includes currently exercisable warrants for 300,063 shares of Common Stock issued to The Sinkler Corporation.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of the ownership and changes in the ownership of such securities with the Securities and Exchange Commission ("SEC") and the American Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company's stock are required by SEC regulation to furnish the Company with copies of all such forms which they file.

         Based solely on the Company's review of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended July 31, 1997, all filing requirements applicable to its officers, directors and persons who own more than ten percent of the Common Stock were complied with, except the following: (i) with respect to seven transactions, two Forms 4 were filed late by Mr. Michael J. Sills, a former Director of the Company; (ii) with respect to five transactions, no Form 4 was filed and a Form 5 was filed late by Mr. George M. Knapp, a former executive officer and Director of the Company; and (iii) with respect to one transaction, a Form 5 was filed late by Mr. Reinhardt.


                              ELECTION OF DIRECTORS

         The By-laws of the Company provide that the Company's Board of Directors shall consist of not less than three nor more than eleven directors, as determined by the Company's Board of Directors, and that each director shall hold office until the next Annual Meeting of Shareholders and until a successor shall be duly elected and qualified. The present number of directors constituting the entire Board is five. David A Heenan is not standing for reelection, and the Board of Directors has reduced the number of directors constituting the entire Board of Directors to four, effective upon the date of the Meeting. Consequently, at the Meeting four directors are to be elected to serve until the 1998 Annual Meeting of Shareholders and until their respective successors have been elected and qualified.

         The persons designated as proxies in the accompanying proxy card intend to vote "FOR" the four nominees designated by Management listed below, unless a contrary instruction is stated on the proxy card. If for any reason any such nominee should become unavailable for election, the persons designated as proxies in the proxy card may vote the proxy for the election of a substitute designated by Management, unless a contrary instruction is given on the proxy card. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected, and all nominees have expressed their intention to serve the entire term for which election is sought.

         The Board of Directors recommends the reelection of each of the four directors standing for reelection. An affirmative vote of a plurality of the votes cast at the Meeting and entitled to vote thereon is required for the election of each director. The names of the persons presently serving as directors of the Company, including those who have been nominated for reelection, and the executive officers of the Company are listed below, together with their ages and certain other information as of November 15, 1997 (except as otherwise indicated):

                             DIRECTORS AND OFFICERS

                Name                      Age               Director Since                    Position
-------------------------------------------------------------------------------------------------------------------

         Charles G. Emley, Jr.            56                     1993                  Chairman of the Board
                                                                                       and Chief Executive Officer

         David A. Heenan*                 57                     1995                  Director

         E.B. Leisenring, Jr.             71                     1994                  Director

         Pierson G. Mapes                 60                     1996                  Director

         William W. Mauritz               63                     1992                  Director

         Jack Brucker                     46                      ---                  Executive Vice President
                                                                                       and Chief Financial Officer

         Robert G. Cunningham             55                      ---                  Senior Vice President,
                                                                                       Sales and Marketing

         Robert J. Greiner, Jr.           52                      ---                  Senior Vice President,
                                                                                       Corporate Development

         Norman F. Reinhardt              44                      ---                  Vice President, Technology
                                                                                       and Product Development

----------------------

* Mr. Heenan is not standing for reelection to the Board of Directors.


Certain Biographical and Other Information Regarding the Company's Directors and Officers

         Charles G. Emley, Jr. has been the Chief Executive Officer and Chairman of the Board of the Company since July 1997. From March 1997 through July 1997, Mr. Emley served as Chief Operating Officer of the Company. Mr. Emley has also been a director of the Company since November 1993. Mr. Emley has been Dean of the Peter F. Drucker Graduate Management Center of the Claremont Graduate School since early 1996. In addition, since January 1996, Mr. Emley has been President of Emley & Co., LLC. Prior to this, Mr. Emley had been Managing Principal, World Wide Information Services, of Unisys Corporation from November 1993 to December 1995. Before that, Mr. Emley was a Vice President of IBM Consulting Group from November 1992 through October 1993 and a management consulting partner with Deloitte & Touche LLP from 1977 until November 1992.

         David A. Heenan has been a director of the Company since September 1995. Since January 1995, Mr. Heenan has been a trustee of the Estate of James Campbell. From May 1982 to December 1994, Mr. Heenan served as Chairman and Chief Executive Officer of Theo. H. Davies & Co., Ltd., where he was responsible for the North American operations of Jardine Matheson & Co. From April 1975 to April 1982, Mr. Heenan was Vice President for Academic Affairs of the University of Hawaii. Mr. Heenan currently serves on the Board of Directors of Aloha Airgroup Inc., Bancorp Hawaii Inc., C. Brewer Homes Inc., and Pacific Century Financial Corp. Mr. Heenan received a Ph.D. from the Wharton School of the University of Pennsylvania.

         E.B. Leisenring, Jr. has been a director of the Company since November 1994. Mr. Leisenring served as Chairman of the Executive Committee of Westmoreland Coal Company from January 1992 to May 1995. Prior to that, Mr. Leisenring was Chairman of the Board and Chief Executive Officer of both Westmoreland Coal Company and Penn Virginia Corporation, serving as Chairman of the Board since 1978. Mr. Leisenring is also a director of Norfolk Southern Corporation and Chairman of the Philadelphia Contributionship Insurance Company.

         Pierson G. Mapes has been a director of the Company since June 1996. Mr. Mapes was President of the NBC Television Network ("NBC-TV") from 1982 until his retirement in 1994. In that role, he was responsible for NBC-TV's affiliate relations, advertising and sales. Prior to that, he was Vice President, Network Planning for NBC-TV. Mr. Mapes is a member of the International Radio and Television Society. He is a director of the Network Television Association and the Advertising Council. Mr. Mapes is also a trustee of Norwich University and a director of Builders Transport Incorporated and The Ramapo Land Co. Inc.

         William W. Mauritz has been a director of the Company since June 1992. Mr. Mauritz has been Managing Director of William W. Mauritz & Associates, a management consulting firm, since November 1996, and prior to that, from September 1990 to June 1995. In the interim, Mr. Mauritz was a partner with DeSilva & Partners, Inc., from June 1995 to November 1996. From 1989 to September 1990, he served as Executive Vice President-Human Resources for the Bank of New England. From 1984 to 1989, he was Senior Vice President, Human Resources for McGraw-Hill, Inc.

         Jack Brucker has been Executive Vice President, Operations and Chief Financial Officer of the Company since October 1997. From June 1995 to October 1997, Mr. Brucker had been president of Pacific Holdings, a financial consulting firm. Prior to that, from July 1989 to June 1995, Mr. Brucker had been president of Gateway Pacific Corp. Mr. Brucker is also a director of Fairchild Industrial Products, Inc. and TESA, Inc.

         Robert G. Cunningham has been Senior Vice President, Sales and Marketing of the Company since June 1996. From October 1995 to June 1996, Mr. Cunningham was National Sales Manager for the Communications and Network Products Division of Amphenol Corporation. Before that, Mr. Cunningham was Senior Vice President, National Accounts for Antec Corporation, from 1993 to 1995, and Vice President, Sales for the Cable Products Division of Zenith Electronics Corporation, from 1983 to 1993. Prior to that, Mr. Cunningham was Western Regional Manager for Oak Communications, from 1980 to 1983, and was with Motorola Communications, from 1976 to 1980, and Xerox Corporation, from 1965 to 1976.

         Robert J. Greiner, Jr. has been Senior Vice President, Corporate Development of the Company since December 1996. From July 1991 to December 1996, Mr. Greiner was Senior Vice President, CATV Sales of the Company. Prior to joining the Company, Mr. Greiner was President of Comaxx Network Service, a telecommunications systems integrator, from 1989 to June 1991. Mr. Greiner also owned and operated three local cable systems in the State of New York from 1984 to 1989. Prior to that, Mr. Greiner was President of RJG Enterprises, a sales representative organization, from 1974 to 1984. From 1964 to 1974, Mr. Greiner was Product Manager, Passive Systems for Magnavox CATV Systems.

         Norman F. Reinhardt has been Vice President, Technology and Product Development of the Company and Pico Macom, Inc., a subsidiary of the Company, since March 1995. From January 1994 to March 1995, Mr. Reinhardt was Vice President, Engineering of the Company and Pico Macom, Inc. Prior to joining the Company, Mr. Reinhardt was Vice President, Business Development for News Datacom, Inc., a subsidiary of News Corp., from 1992 to 1994, and Director, Commercial Product Management, of VideoCipher Division of General Instrument, from 1985 to 1992.

         There are no family relationships between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

General Information About the Board of Directors

         During the fiscal year ended July 31, 1997, the Board of Directors held a total of five meetings. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and meetings of any committee of which he is a member which were held during the time in which he was a director or a committee member, as applicable.

         The Board of Directors has an Audit Committee to discuss and review with the Company's independent public accountants and management the scope of the Company's annual audit examination, audit budget, proposed work schedule and internal control policies. The current members of the Audit Committee are E.B. Leisenring, Jr., Chairman and William W. Mauritz. The Audit Committee held one meeting during the fiscal year ended July 31, 1997. Mr. Michael J. Sills, a former Director of the Company was a member of the Audit Committee at the time of its meeting, however, Mr. Sills was not in attendance at that meeting.

         The Board of Directors has a Compensation Committee to review compensation of officers of the Company and Pico Macom, Inc., a subsidiary of the Company, and to administer the Company's incentive stock plans. The current members of the Compensation Committee are William W. Mauritz, Chairman, David A. Heenan and E.B. Leisenring, Jr. The Compensation Committee held one meeting during the fiscal year ended July 31, 1997.

         The Board of Directors has a Nominating Committee to recommend candidates for nomination to the Board of Directors for election at the Meeting. Since June 14, 1996, William W. Mauritz and E.B. Leisenring, Jr. have been serving as members of this Nominating Committee. The Nominating Committee held one meeting during fiscal year ended July 31, 1997.


                              CERTAIN TRANSACTIONS

         Mr. Keech is indebted to the Company pursuant to a note payable to the Company in the amount of approximately $125,061, which was delivered to the Company as consideration for the exercise of options to purchase 125,000 shares of Common Stock. The note is payable in full five years from the date of issuance, April 11, 1996, and may be prepaid at any time without penalty. Interest on the note is payable quarterly. The shares of Common Stock so acquired remain unissued, and Mr. Keech is not entitled to exercise the rights of a shareholder with respect to such shares (including, but not limited to, the right to vote or the right to receive dividends) until payment in full of the note.

         Mr. Greiner is indebted to the Company pursuant to a note payable to the Company in the amount of approximately $36,609, which was delivered to the Company as consideration for the exercise of options to purchase 30,000 shares of Common Stock. The note is payable in full five years from the date of issuance, June 12, 1996, and may be prepaid at any time without penalty. Interest on the note is payable quarterly. The shares of Common Stock so acquired remain unissued, and Mr. Greiner is not entitled to exercise the rights of a shareholder with respect to such shares (including, but not limited to, the right to vote or the right to receive dividends) until payment in full of the note.

                             EXECUTIVE COMPENSATION

Summary of Compensation

         The following table sets forth a summary of all compensation paid or accrued by the Company for services rendered during the last three fiscal years, to the Chief Executive Officer of the Company and to each of the Company's four most highly compensated individuals who were serving as executive officers on July 31, 1997, or who had served as executive officers during the fiscal year ended July 31, 1997 (the "named executive officers"):

                           SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------------
                                                                                        Long Term
                                                  Annual Compensation                 Compensation
                                            -----------------------------------       ------------     All Other
    Name and                                                      Other Annual        Stock Option     Compensa-
Principal Position        Fiscal Year       Salary      Bonus   Compensation (1)         Grants         tion (2)
-------------------------------------------------------------------------------------------------------------------

Charles G. Emley, Jr., (3)   1997      $      --- $      ---       $ 93,500              2,000 (4)     $    ---
  Chairman and Chief         1996             ---        ---            ---              2,000 (4)          ---
  Executive Officer          1995             ---        ---            ---              2,000 (4)          ---

Robert G. Cunningham,        1997         120,769     20,000            ---              5,000            2,519
  Senior Vice President,     1996          11,475        ---            ---             20,000              ---
  Sales and Marketing        1995             ---        ---            ---                ---              ---

Robert J. Greiner, Jr.,      1997         120,846        ---         13,597  (5)           ---            3,022
  Senior Vice President,     1996         116,000        ---         13,283  (5)        10,000            2,945
  Corporate Development      1995         111,769      8,075         12,939  (5)         5,000            3,347

Norman F. Reinhardt,         1997         120,385        ---            ---                ---            3,368
  Vice President, Technology 1996         105,769        ---            ---             28,250            2,596
  and Product Development    1995          92,917     10,454            ---              7,500              840

Everett T. Keech, (6)        1997         191,538        ---         55,889  (7)           ---            4,046
  Former Chairman and        1996         189,422        ---         51,251  (7)        50,000 (8)        4,673
  Chief Executive Officer    1995         160,416     40,000         32,546  (7)        25,000            4,806

----------------------

(1) Does not include amounts for perquisites and other personal benefits, securities or property paid to any of the named executive officers, which arose primarily as a result of Company cars, car allowances and the use of memberships in private clubs, the value of which does not exceed the lesser of $50,000 or ten percent of the total of annual salary or other fixed compensation and bonus reported for such person.

(2) The amounts listed in this column represent contributions by the Company to the named executives' accounts established under the Company's 401(k) plan.

(3) Mr. Emley has been the Chief Executive Officer and Chairman of the Board of the Company since July 1997. From March 1997 through July 1997, Mr. Emley served as Chief Operating Officer of the Company. Mr. Emley is compensated as an independent contractor and thus, his compensation is not considered salary.

(4) These options were granted to Mr. Emley in his capacity as a director of the Company, prior to his appointment as an executive officer of the Company.

(5)      Includes: $5,998, $5,998, and $5,998 car allowance and $6,859, $6,101, and $6,133 medical benefits for the 1997, 1996 and 1995 fiscal years, respectively.

(6) Mr. Keech resigned as an officer and director of the Company in July 1997 and is now a consultant to the Company. Mr. Keech has been and will continue to receive severance payments through July 1999 under the provisions of an employment contract with the Company, as modified by a severance and consulting agreement. See also "Executive Compensation - Employment."

(7) Includes: $33,702, $33,702 and $21,202 for premiums on life insurance and $9,600, $9,600 and $8,088 car allowance for the 1997, 1996 and 1995 fiscal years, respectively.

(8) All 50,000 of these options were terminated pursuant to the terms of the severance and consulting agreement between Mr. Keech and the Company dated as of July 14, 1997. See also "Executive Compensation - Employment."

Stock Options

         The following table sets forth grants of stock options made during the Company's fiscal year ended July 31, 1997, to each of the named executive officers of the Company:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           Potential Realizable Value
                                                                                             At Assumed Annual Rates
                                                                                           Of Stock Price Appreciation
                                             Individual Grants                                   For Option Term
                    ---------------------------------------------------------------------- -------------------------
                     Number of   % of Total Options
                      Options   Granted to Employees  Exercise   Market Price   Expiration
Name                Granted (1)    in Fiscal Year       Price  on Date of Grant    Date           5%          10%
--------------------------------------------------------------------------------------------------------------------

Charles G. Emley, Jr.  2,000 (2)        --- (2)        $1.62        $1.62       11/30/2001      $  895      $1,978

Robert G. Cunningham   5,000           71.4 %           2.06         2.06        1/13/2002       2,846       6,288

-------------------------------

(1) The grant of options disclosed in this table vest over the respective three year period immediately following the date of grant.

(2) These option were granted to Mr. Emley in his capacity as a director of the Company, prior to his appointment as an executive officer of the Company.


Exercise of Options

         The following table sets forth information regarding the exercise of stock options and the value of any unexercised stock options of each of the named executive officers of the Company during the fiscal year ended July 31, 1997:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                                                        Number of Securities            Value of Unexercised
                                                       Underlying Unexercised          In-the-Money Options at
                                                     Options at Fiscal Year End            Fiscal Year End
                                                     --------------------------       -------------------------
                   Shares Acquired      Value
Name                 on Exercise      Realized          Vested         Unvested        Vested         Unvested
-------------------------------------------------------------------------------------------------------------------

Charles G. Emley, Jr.    ---             ---            7,000           4,000        $    ---            ---

Robert G. Cunningham     ---             ---            6,666          18,334             ---            ---

Robert J. Greiner, Jr.   ---             ---            8,333           8,333             ---            ---

Norman F. Reinhardt      ---             ---           19,417          21,333             ---            ---

Everett T. Keech         ---             ---           66,667           8,333           4,750            ---


Stock Performance Graph

         The following graph illustrates a five year comparison of cumulative shareholder return for each of the fiscal years ended July 31, 1993, 1994, 1995, 1996 and 1997, among the Company, the American Stock Exchange Market Index and a peer group index. The peer group index consists of comparable companies which manufacture and distribute products for the cable television industry.

[PERFORMANCE GRAPH OMITTED]


 -------------------------- ------------- -------------- -------------- -------------- ------------- --------------
                                1992          1993           1994           1995           1996          1997
 -------------------------- ------------- -------------- -------------- -------------- ------------- --------------
 Pico Products, Inc.           100.00        105.56         222.22         177.78         172.22        105.56
 -------------------------- ------------- -------------- -------------- -------------- ------------- --------------
 Peer Group Index              100.00        206.77         218.85         307.24         313.68        261.44
 -------------------------- ------------- -------------- -------------- -------------- ------------- --------------
 AMEX Market Index             100.00        109.20         111.91         135.72         138.92        165.10
 -------------------------- ------------- -------------- -------------- -------------- ------------- --------------

Note: Assumes $100 invested on August 1, 1992 in the Company's Common Stock and in each of the foregoing indices and assumes dividends reinvested.

In each of the periods listed above the Peer Group Index consists of C-Cor Electronics Inc., California Amplifier Inc., Microwave Filter Inc., Oak Industries, Pico Products, Inc., and Wegener Corp. These are the same companies which comprised the Peer Group Index utilized in the Company's proxy statement for fiscal year 1996, with two exceptions. Specifically, two companies, Augat, Inc. and TSX Corp., are no longer included in the Peer Group Index. Neither of these companies exist today in the same form as they had last year. In particular, within the past year each of these companies merged with other companies. Accordingly, the current Peer Group Index and the Peer Group Index utilized in the Company's proxy statement for fiscal year 1996 are not directly comparable.

Report of the Compensation Committee

         To:      The Board of Directors

         It is the responsibility of the Company's Compensation Committee to exercise the power and authority of the Board of Directors with respect to the compensation of employees, the administration of the Company's stock option plans, the review of compensation levels of members of management and the evaluation of the performance of management.

         In evaluating the reasonableness of compensation paid to the Company's executive officers, the Committee takes into account how compensation compares to compensation paid by competing companies as well as the Company's performance. In making these determinations, the Committee has relied on independent surveys of compensation of management of companies engaged in the manufacture and distribution of electrical equipment, electronic components and accessories.

         It is the Company's policy that the compensation of executive officers be based, in substantial part, on the Company's performance, as well as individual contribution of each executive officer. As a result, much of an executive officer's compensation is "at risk" in the form of stock option compensation and incentive bonuses with target levels established by the Committee for each position relative to position level. The Company's performance for purpose of compensation decisions is measured against goals established at the beginning of the fiscal year by the Compensation Committee based on the fiscal year's budget approved by the Board of Directors. In addition to financial performance, the Committee also weighs individual performance so that in each case any discretionary annual bonuses reflect individual achievements during the year. Also, no bonuses may be paid if the Company fails to reach a stated earnings target.

         During 1997, the Compensation Committee granted stock options awards to some of the Company's executive officers. The key factors considered by the Committee in determining the awards to these executives were: their past performance; their existing stock and stock option positions; their level of responsibilities; their relative position in the Company; and the extent to which their actions can affect the Company's future financial performance.

         In September 1995, Everett T. Keech, the Company's Chairman and Chief Executive Officer during most of fiscal year 1997, entered into an employment agreement with the Company, providing for a base salary subject to increase in the discretion of the Committee. During fiscal year 1997 Mr. Keech's salary was $200,000 per annum, the rate which had been set, effective January 1, 1996. The base salary was not increased during the 1997 fiscal year, and no bonus was paid to Mr. Keech during such fiscal year. These compensation determinations were based on independent salary survey information and an evaluation of Mr. Keech's individual performance.

         Upon Mr. Keech's resignation as Chairman and Chief Executive Officer on July 14, 1997, Charles G. Emley, Jr., who had been appointed the Company's Chief Operating Officer in March, 1997, was appointed Chairman and Chief Executive Officer. For the remainder of fiscal year 1997, pending negotiation of an employment agreement, Mr. Emley's compensation as Chairman and Chief Executive Officer was continued at the same rate, $200.00 per hour, as he received as Chief Operating Officer.

         Because stated earnings targets were not reached during fiscal year 1997, no bonuses were paid to any member of senior executive management.

                                Compensation Committee:
                                William W. Mauritz, Chairman
                                David A. Heenan
                                E.B. Leisenring, Jr.

Employment Agreements

         Charles G. Emley, Jr., and the Company have reached an agreement in principle with respect to the terms of a proposed three-year employment agreement. Such terms, which have been approved by the Company's Compensation Committee, include a minimum base salary of $175,000, participation in the Company's incentive compensation plans, options to purchase 118,000 shares of Common Stock (which options were granted in August, 1997), 82,000 "phantom stock" units, and certain other benefits. In the event of a change in control, Mr. Emley would have the option, for Good Cause (as defined in the agreement to include, among other things, a reduction in status or compensation), to terminate the employment agreement and receive twice his annual salary plus one year of benefits as well as the automatic vesting of stock options and phantom stock units; provided that the total benefits could not exceed an amount which would trigger the "golden parachute" excise tax (generally 2.99 times his base compensation). If the Company terminates the employment agreement with Mr. Emley, other than for Cause (as defined in the agreement), or due to Mr. Emley's death or disability, the Company will be obligated to pay Mr. Emley a sum equal to his annual base compensation and continuation of benefits for a period of one year.

         Robert J. Greiner, Jr. and the Company are parties to an employment agreement, dated as of December 26, 1994, expiring December 26, 1997. The agreement provides for successive one year terms of employment unless the agreement is terminated for Cause (as defined in the agreement) or otherwise. Terms of the agreement include a minimum base salary, special life insurance coverage and other standard benefits. For the 1997 calendar year, Mr. Greiner's base salary is $125,000. In the event of a change in control, Mr. Greiner would have the option, for Good Cause (as defined in the agreement to include, among other things, a reduction in status or compensation), to terminate the employment agreement and continue to receive his annual base compensation from the Company for a period of two years, as well as the continued payment by the Company of all of his health, dental, hospitalization and disability benefits for a period of two years. If the Company terminates the employment agreement with Mr. Greiner, other than for Cause or due to Mr. Greiner's death or disability, the Company will be obligated to pay Mr. Greiner a sum equal to his annual base compensation and continuation of benefits for a period of one year.

         Norman F. Reinhardt and the Company are parties to an employment agreement, dated as of March 22, 1995. The agreement provides for successive one year terms of employment unless the agreement is terminated for Cause (as defined in the agreement) or otherwise. Terms of the agreement include a minimum base salary and other standard benefits. For the 1997 calendar year, Mr. Reinhardt's base salary is $125,000. In the event of a change in control, Mr. Reinhardt would have the option, for Good Cause (as defined in the agreement to include, among other things, a reduction in status or compensation), to terminate the employment agreement and receive payments from the Company equaling his annual base compensation, as well as the continued payment by the Company of all of his health, dental, hospitalization and disability benefits for a period of one year. If the Company terminates the employment agreement with Mr. Reinhardt, other than for Cause or due to Mr. Reinhardt's death or disability, the Company will be obligated to pay Mr. Reinhardt a sum equal to his annual base compensation and continuation of benefits for a period of one year.

         Robert G. Cunningham and the Company are parties to an employment agreement, dated as of December 12, 1996. The agreement provides for successive one year terms of employment unless the agreement is terminated for Cause (as defined in the agreement) or otherwise. Terms of the agreement include a minimum base salary and other standard benefits. For the 1997 calendar year, Mr. Cunningham's base salary is $ 130,000. In the event of a change in control, Mr. Cunningham would have the option, for Good Cause (as defined in the agreement to include, among other things, a reduction in status or compensation), to terminate the employment agreement and receive payments from the Company equaling his annual base compensation, as well as the continued payment by the Company of all of his health, dental, hospitalization and disability benefits for a period of one year. If the Company terminates the employment agreement with Mr. Cunningham, other than for Cause or due to Mr. Cunningham's death or disability, the Company will be obligated to pay Mr. Cunningham a sum equal to his annual base compensation and continuation of benefits for a period of one year.

         Everett T. Keech and the Company are parties to a severance and consulting agreement, dated as of July 14, 1997. The terms of this agreement include payments of $16,666.67 per month for twenty-four months, the amount he was entitled to under his employment agreement. In addition, for a period of twelve months, the Company will provide Mr. Keech with health insurance and disability insurance. Pursuant to this agreement, Mr. Keech will continue to act as a consultant to the Company. Further, under this severance and consulting agreement, Mr. Keech agreed to the termination of 50,000 of his options.

Compensation of Directors

         For the year ended July 31, 1997, outside directors received a fee of $12,000 per year (payable monthly) and an annual grant of options for 2,000 shares of Common Stock for their services as directors. Additionally, the chairmen of the Compensation and Audit Committees of the Board of Directors receive an additional $6,000 and $3,000 per year, respectively, (payable monthly) for their services in these positions.

                     EXPECTED VOTE OF DIRECTORS AND OFFICERS

         The Company expects that the directors and officers of the Company, who are the beneficial owners of approximately 5.0% of the outstanding Common Stock of the Company, will vote, or direct that their shares be voted, in favor of the election of the directors nominated herein, and the ratification of the appointment of the Company's independent public accountants.


                              SHAREHOLDER PROPOSALS

         Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the Securities and Exchange Commission (the "SEC"). Should a shareholder intend to present a proposal at the annual meeting for the fiscal year ending July 31, 1998, it must be received by the Secretary of the Company (at 12500 Foothill Boulevard, Lakeview Terrace, California 91342) not later than August 18, 1998, and meet certain other requirements of the rules of the SEC relating to shareholders' proposals, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy card relating to that meeting.


                                  ANNUAL REPORT

         The Company's Annual Report to Shareholders for the fiscal year ended July 31, 1997, accompanies this Proxy Statement. The Annual Report to Shareholders does not constitute a part of the proxy solicitation materials.


                                  MISCELLANEOUS

         This solicitation is made on behalf of the Board of Directors of the Company, and its cost (including preparing and mailing of the notice, this Proxy Statement and the form of proxy card) will be paid by the Company. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. To the extent necessary in order to assure sufficient representation at the Meeting, officers and regular employees of the Company may solicit the return of proxies by mail, telephone, telegram and personal interview. No compensation in addition to regular salary and benefits will be paid to any such officer or regular employee for such solicitation. The Company may engage ChaseMellon Shareholder Services ("CMSS") to assist in the solicitation of proxies from shareholders. The Company has not entered into an agreement with CMSS for such solicitation services.

         Where information contained in this Proxy Statement rests peculiarly within the knowledge of a person other than the Company, the Company has relied upon information furnished by such person.


                       By Order of the Board of Directors,


                                           /s/ Spencer W. Franck, Jr.
                                           -------------------------------
                                           Spencer W. Franck, Jr.
                                           Secretary

PROXY                                                                      PROXY
                               PICO PRODUCTS, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                January 17, 1998

                      THIS PROXY IS SOLICITED ON BEHALF OF
                        THE COMPANY'S BOARD OF DIRECTORS

         The undersigned hereby appoints Charles G. Emley, Jr. and William W. Mauritz, and each of them jointly and severally, Proxies, with full power of substitution, to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of Pico Products, Inc. held of record by the undersigned on December 10, 1997, at the Annual Meeting of Shareholders to be held on January 17, 1998, or any adjournment thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FOUR NOMINEES TO SERVE AS DIRECTORS AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. The shares represented by this Proxy will be voted as specified on the reverse side of this proxy card. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED on the reverse side, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 and 2.

                             [REVERSE SIDE OF CARD]

1. ELECTION OF DIRECTORS (Term to expire at 1998 Annual Meeting).

FOR ALL NOMINEES LISTED       WITHHOLD AUTHORITY to    INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY
TO THE RIGHT (except as       vote for all nominees    INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S
marked to the contrary at     listed to the right      NAME IN THE LIST BELOW
          right)
                                                       Charles G. Emley, Jr., E.B. Leisenring, Jr., Pierson G.
                                                       Mapes, and William W. Mauritz

2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP as the independent public accountants of the Company for the year ending July 31, 1998.

      FOR     AGAINST      ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and matters incident to the conduct of the meeting.


Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer and affix corporate seal. If a partnership, please sign in partnership name by general partner.

Date:________________________________________


_____________________________________________
Signature


_____________________________________________
Signature

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.